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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940



_____________________________________________________________________________
1.   Name and Address of Reporting Person*

Martino                             Stephen                 D.
_____________________________________________________________________________
   (Last)                            (First)              (Middle)

Five Heritage Trail
_____________________________________________________________________________
                                    (Street)

Scituate                MA             02066
_____________________________________________________________________________
(City)                  (State)         (Zip)

10/12/99
_____________________________________________________________________________
2.   Date of Event Requiring Statement (Month/Day/Year)


_____________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)

Fechtor, Detwiler, Mitchell & Co. (Nasdaq: FEDM)
_____________________________________________________________________________
4.   Issuer Name and Ticker or Trading Symbol


_____________________________________________________________________________
5.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [_]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)

     Chief Financial Officer
_____________________________________________________________________________

6.   If Amendment, Date of Original (Month/Day/Year)
_____________________________________________________________________________
7.   Individual or Joint/Group Filing  (Check applicable line)

     [X]  Form Filed by 1 Reporting Person

     [_]  Form Filed by More than 1 Reporting Person


=============================================================================

             Table I -- Non-Derivative Securities Beneficially Owned
=============================================================================

                                                          3. Ownership Form:
                               2. Amount of Securities       Direct (D) or      4. Nature of Indirect
1. Title of Security              Beneficially Owned         Indirect (I)           Beneficial Ownership
   (Instr. 4)                     (Instr. 4)                 (Instr. 5)            (Instr. 4)

---------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------


---------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------

=========================================================================================================


Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.



(Over)
                                                            SEC 1473 (3-99)

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

=============================================================================


-------------------------------------------------------------------------------------------------------------------

                                                     3. Title and
                                                        Amount of
                                                        Securities
                                                        Underlying
                                 2. Date Exer-          Derivative
                                    cisable and         Security      4. Conversion   5. Ownership
                                    Expiration          (Instr. 4)       or Exercise     Form of
                                    Date             ----------------    Price of        Derivative
                                    (Month/Day/Year)           Amount    Derivative      Security:   6. Nature of
                                 -------------------           or        Security        Direct (D)     Indirect
                                 Date       Expi-              Number    Price of        or Indirect    Beneficial
1. Title of Derivative Security  Exer-      ration             of        Derivative      (I)            Ownership
   (Instr. 4)                    cisable    Date     Title     Shares    Security        (Instr. 5)      (Instr. 5)
-------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
Incentive stock option           10/01/     10/01/   Common    100,000    $1.031        D
(Right to buy)                   2000*      2010     Stock
--------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------

====================================================================================================================


Explanation of Responses:
* Represents incentive stock options under the 1993 JMC Group, Inc. Employee Stock Option Plan. Options are vested in three equal installments each year beginning 10/01/2000.



/s/ Stephen D. Martino                       10/18/99
--------------------------------            ----------------------
**Signature of Reporting Person                     Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


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